Exhibit 23.1

PKF LLP Certified Public Accountants

29 Broadway
New York, NY 10006
USA

	Tel	212 867 8000
	Fax	212 687 4346
	www	pkfnewyork.com
	E-mail	info@pkfny.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors
UMH Properties, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-3, pertaining to the UMH Properties, Inc.’s registration of shares of common and preferred stock, of our reports dated March 5, 2010, with respect to the consolidated balance sheets of UMH Properties, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2009 and the related financial statement schedule, and with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of UMH Properties, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

PKF LLP

New York, N.Y.
December 21, 2010

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Member of PKF International Limited, a network of legally independent films.